Exhibit 99.1

ZAIS Financial Corp. Announces Revision To 2014 Dividend Tax Information

RED BANK, N.J., July 31, 2015 /PRNewswire/ -- ZAIS Financial Corp. (the "Company") (NYSE: ZFC) today announced revised tax reporting information regarding dividend distributions on its common stock for the tax year ended December 31, 2014.

In finalizing the calculations of its earnings and profits for the 2014 tax year, the Company has revised its tax reporting related to 2014 distributions such that out of the total $1.60 per share distributed during the year, $1.517 per share are to be treated as ordinary taxable dividends for income tax purposes, with the remainder of $0.083 per share to be treated as non-dividend distributions. The Company originally reported $0.807 per share as ordinary taxable dividends with the remainder of $0.793 per share treated as non-dividend distributions.

The Company's distributions that are characterized as ordinary taxable dividends are generally subject to U.S. federal income tax at full ordinary income tax rates. For stockholders that are corporations, the Company's dividend distributions are not eligible for the corporate dividend distributions received deduction on Form 1120. Since non-dividend distributions are considered a return of capital and are generally not taxable, the recipient must adjust their cost basis in the Company's shares to reflect the revised tax reporting related to the 2014 distributions.

The following table provides detailed information relating to the revised tax reporting for distributions paid to the Company's common stockholders with respect to the 2014 tax year. This information is provided for informational purposes only and should not be construed as tax advice. It should only be used to clarify revised Federal Form 1099-DIV:

ZAIS Financial Corp. Common Stock: (CUSIP #98886K108):

Declaration Date	Record Date	Payment Date	Distribution per Share	Ordinary Dividend	Qualified Dividend[1]	Capital Gain	Return of Capital
03/20/14	03/31/14	04/14/14	$0.400	$0.379	$0.000	$0.000	$0.021
06/18/14	06/30/14	07/15/14	$0.400	$0.379	$0.000	$0.000	$0.021
09/18/14	09/30/14	10/15/14	$0.400	$0.379	$0.000	$0.000	$0.021
12/19/14	12/31/14	01/15/15[2]	$0.400	$0.380	$0.000	$0.000	$0.020

(1)	Qualified Dividend is a subset of, and included in, the Ordinary Dividend amount.
(2)

The Company is a Maryland Corporation that has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes. In accordance with Internal Revenue Service Code Sections 856 through 860 and the regulations promulgated thereunder, to the extent of distributable earnings and profits, dividends declared by a REIT in the last three months of a calendar year with a record date in such calendar year, but which are payable in January of the following year, are considered paid for Form 1099-DIV reporting purposes on the record date, not on the payable date.

Revised 1099-DIV forms, reflecting the correct tax reporting of the 2014 dividend distributions, are being mailed to stockholders beginning today. Stockholders who hold their shares through a bank or broker would receive a corrected IRS Form 1099-DIV from that institution. The revised Form 1099-DIV reflects the portion of the dividend that was an ordinary dividend (Box 1a), along with the portion of such ordinary dividend that constitutes a qualified dividend (Box 1b) and the portion that is a non-dividend distribution (Box 3).

In addition, the Company has posted Form 8937 (Report of Organizational Actions Affecting Basis of Securities) on the Investor Relations section of its website at www.zaisfinancial.com.

Stockholders are encouraged to review the 2014 tax statements that they receive from their brokerage firms in order to ensure that the Company's dividend distribution information reported on such statements conforms to the information set forth above. Stockholders are also encouraged to consult with their tax advisors regarding the specific federal, state, local, foreign and other tax consequences of ownership of the Company's stock and to determine their individual tax treatment of dividend distributions on the Company's stock.

ABOUT ZAIS FINANCIAL CORP.

ZAIS Financial Corp. is a real estate investment trust (REIT) which invests in, finances and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. The Company is externally managed and advised by ZAIS REIT Management, LLC, a subsidiary of ZAIS Group, LLC. Additional information can be found on the Company's website at www.zaisfinancial.com.

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage-related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed by the Company with the Securities and Exchange Commission (the "SEC"), copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT: Marilynn Meek, Financial Relations Board, 212-827-3773